United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2007

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)		89119-3720 (Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2007, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the “Company,” “we” or “our”) announced that Richard Baldwin, Senior Vice President and Chief Financial Officer, has resigned, effective November 1, 2007, to pursue other opportunities. Mr. Baldwin will remain available to the Company as a part-time employee for a period of time. Mr. Baldwin’s resignation does not involve any disagreement over any financial matters concerning the Company, nor any disagreement with the Company’s auditors.

The Company also announced that Paul Meyer, President and Chief Operating Officer, has been appointed Acting Chief Financial Officer, effective as of November 1, 2007, a capacity in which he has previously served at the Company. Mr. Meyer has also held senior financial positions, including that of Chief Financial Officer, at several other companies.

Coreen Sawdon, age 40, Vice President-Finance and Accounting since July 2005, has been promoted to Senior Vice President and Chief Accounting Officer, effective as of November 1, 2007, reporting directly to Mr. Meyer and indirectly to the Chairperson of the Audit Committee of the Company’s board of directors. Prior to joining the Company, Ms. Sawdon was the Vice President-Finance at GES Exposition Services from May 2002 to July 2005. Her over ten years of public accounting and auditing experience has included positions of progressively increasing responsibility at Ernst & Young, Coopers & Lybrand and Arthur Andersen. Ms. Sawdon, who has extensive experience in gaming and is a member of the Nevada and American Institutes of Certified Public Accountants, is the first Chief Accounting Officer in the Company’s history.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: November 5, 2007

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive